SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

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Date of report (Date of earliest event reported): March 24, 2017

USA TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23‑2679963
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 300

Malvern, Pennsylvania 19355

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 1.01.   Entry Into a Material Definitive Agreement.

On March 24, 2017, USA Technologies, Inc. (the “Company”), and Heritage Bank of Commerce entered into a Third Amendment (the "Third Amendment”) to the Loan and Security Agreement dated as of March 29, 2016, as amended (collectively, the “Loan Agreement”).

The Loan Agreement provides for a secured asset-based revolving line of credit facility (the “Line of Credit”) of up to $12.0 million. The Third Amendment, among other things, extends the maturity date of the Line of Credit from March 29, 2017 until September 30, 2018, and specifies the minimum Adjusted EBITDA (as defined in the Loan Agreement) that the Company must achieve during each quarter of the Company’s fiscal year ending June 30, 2018.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 28, 2017, the Company issued a press release announcing the appointment of Priyanka Singh as the Company’s Chief Financial Officer (“CFO”), effective March 31, 2017. Ms. Singh replaces interim CFO, Leland P. Maxwell, who will continue with the Company in a senior finance role.

Ms. Singh, age 37, had served since April 2016 as Vice President of Product Strategy and Innovation and as Division CFO for Heartland Commerce at Global Payments, Inc. Prior to the acquisition of Heartland Payment Systems by Global Payments in April 2016, she had served in various capacities since December 2011 with that company, including as Divisional CFO of the Heartland Commerce units, as Vice President, Finance, and as Director, Financial Planning and Analysis. Prior thereto and since 2005, she had been employed by General Electric in various roles at both GE Capital and GE Healthcare, focusing on financial planning and analysis, accounting, controllership, internal auditing and SOX compliance. Ms. Singh is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Pursuant to the terms of the employment offer letter entered into on March 10, 2017, Ms. Singh will receive an annual base salary of $275,000, and participate in the short-term incentive cash plan and long-term incentive stock plan for executive officers. If all of Ms. Singh’s target goals are achieved under the short-term incentive plan, she would earn a cash bonus equal to 30% of her base salary, and if all the year-over-year percentage target goals are achieved under the long-term incentive stock plan, Ms. Singh would be awarded shares having a value equal to 75% of her base salary. For the fiscal year 2017, any bonuses earned by Ms. Singh under the plans would be pro-rated as more fully provided in the employment offer letter. Ms. Singh was also awarded a signing bonus of $80,000, and awarded non-qualified stock options to purchase up to 75,000 shares at an exercise price of $4.00 per share which represents the closing price of the shares on the date of grant and which would vest after one year of employment. Ms. Singh’s term of employment is for one year, and would automatically be extended for consecutive one year periods unless terminated by the Company or Ms. Singh by at least 90 days’ notice prior to the end of the initial one year period or any one year extension thereof.

A copy of the employment offer letter is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The above summary of the employment offer letter does not purport to be complete and is subject to and qualified in its entirety by reference to the attached employment offer letter.

Item 7.01. Regulation FD Disclosure.

On March 28, 2017, the Company issued a press release announcing Ms. Singh’s appointment as CFO. A copy of the press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Offer Letter dated as of March 10, 2017, by and between the Company and Priyanka Singh
99.1	Press Release dated March 28, 2017

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2017	USA TECHNOLOGIES, INC. By: /s/ Stephen P. Herbert Stephen P. Herbert, Chairman and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Offer Letter dated as of March 10, 2017, by and between the Company and Priyanka Singh
99.1	Press Release dated March 28, 2017